Exhibit 99.2

First Keystone Corporation

Notice of Acceptance or Rejection of Rescission Offer

Please note that your acceptance or rejection applies to all the shares of common stock, par value $2.00 per share, of First Keystone Corporation which are subject to the Rescission Offer.

If you affirmatively reject the offer or fail to affirmatively accept the offer within 30 days in the manner described in the accompanying disclosure materials, any rights you may have with respect to any failure by First Keystone Corporation to comply with Section 201 of the 1972 Act will be terminated.

☐	I hereby ACCEPT the Rescission Offer relating to the DRIP Shares as set forth in the letter from First Keystone Corporation dated ___________, 2018 and the prospectus contained therein. If this box is checked you must complete the following:

☐	I hereby represent that I continue to own all of the shares subject to the Rescission Offer.

☐	I hereby represent that I continue to own all of the shares subject to the Rescission Offer except ___________________ shares which were sold in the following transactions:

Indicate Per
Number of Shares	Transaction Date	Share Sale Price

☐	I hold the shares subject to the Rescission Offer in certificate form and have enclosed the certificate(s) endorsed in blank. Important Note: Submission of the certificate(s) is a prerequisite for receiving payment under the terms of the Rescission Offer.

☐	I hold the shares subject to the Rescission Offer in a DRIP account and authorize the First Keystone Corporation and its transfer agent, Computershare Trust Company, N.A., to remove the oversold shares which are the subject of the Rescission Offer upon issuance of a check payable to me in accordance with the terms of the Rescission Offer. Important Note: Checking this box is a prerequisite for receiving payment under the terms of the Rescission Offer.

☐	I hereby REJECT the Rescission Offer relating to the DRIP Shares as set forth in the letter from First Keystone Corporation dated _________, 2018 and the prospectus contained therein.

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